EXHIBIT 99.0
                                                                ------------

Part 1

Item 2 MANAGEMENTS DISCUSSION AND ANALYSIS

OVERVIEW

Nature of Business. telcoBlue, Inc. ("telcoBlue") formerly Better Call Home, Inc. ("BCH"), a development stage company, was formed in Nevada on August 2, 2002 to operate an Internet-based long distance telephony network using state-of-the-art Voice over Internet Protocol (VoIP). Its long distance services will be marketed mainly by third parties to end users in the form of pre-paid phone cards or other media, including direct personal computer (PC) access and Internet-based long distance telephony network using state-of-the-art Voice over Internet Protocol. The name was changed to telcoBlue, Inc. on August 29, 2002.

The Company is in its development stage and to date its activities have been limited to capital formation and the development of its Voice over Internet Protocol (VoIP) long distance business.

telcoBlue products and services will enable customers to make low-cost, high quality phone calls over the Internet using their personal computers or traditional telephones. telcoBlue's PC to Phone pre-paid long distance service is targeted at specific markets throughout North America and offers amongst the lowest long distance rates available today.

The following discussion should be read in conjunction with the condensed consolidated financial statements and segment data and in conjunction with the Company's 10KSB/A filed March 19, 2003 and the Company's 10QSB filed March 21, 2003. Results for interim periods may not be indicative of the results for the full year.



RESULTS OF OPERATIONS


General and Administrative expenses for the three months consist primarily of Management Fees of $75,125. General and Administrative expenses for the three months ended March 31, 2003 were $80,360. General and Administrative expenses for the six months ended March 31, 2003 were $$293,580.

Interest for the three months ended March 31, 2003 was $196 consisting of accrued interest on the Company's convertible notes. Interest expenses for the six months ended March 31, 2003 were $617.

Total Operating Expenses for the three months ended March 31, 2003 were $80,556 resulting in a total Comprehensive Loss of $87,209. Total Operating Expenses for the six months ended March 31, 2003 were $294,197 resulting in a total Comprehensive Loss of $308,307. Basic Net Loss per Share amounted to $.01 for the six months ended March 31, 2003.



LIQUIDITY AND CAPITAL RESOURCES


In three months ended March 31, 2003, the Company has financed operations principally through notes payable to related parties totaling $19,750. For the six months ended March 31, 2003 cash generated by the sale of stock and notes payable to related parties totaled $81,251.

Net cash used in operating activities was $12,132 for the three months ended March 31, 2003 and consisted primarily of accounts payable and fees due to related third parties. Net cash used in operating activities was $$65,999 for the six months ended March 31, 2003


The Company anticipates that its current cash and cash equivalents and cash generated from operations, if any, will not be sufficient to satisfy its liquidity requirements for at least the next 12 months. The Company will require additional funds prior to such time and will seek to sell additional equity or debt securities or seek alternative sources of financing. If the Company is unable to obtain this additional financing, it may be required to reduce the scope of its planned sales and marketing and product development efforts, which could harm its business, financial condition and operating results. In addition, the Company may require additional funds in order to fund more rapid expansion, to develop new or enhanced services or products or to invest in complementary businesses, technologies, services or products. Additional funding may not be available on favorable terms, if at all.


ITEM 3. CONTROLS AND PROCEEDURES

Based on their most recent evaluation, which was completed within 90 days of the filing of this Form 10-QSB, the Company's Chief Executive Officer and Treasurer believe the Company's disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) are effective to ensure that information required to be disclosed by the Company in this report is accumulated and communicated to the Company's management, including its principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure. There were no significant changes in the Company's internal controls or other factors that could significantly affect these controls subsequent to the date of their evaluation and there were no corrective actions with regard to significant deficiencies and material weaknesses.



PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS


        None


ITEM 2. CHANGES IN SECURITIES AND USE OF PROCEEDS

        None.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

        None.


ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS


         None



ITEM 5. OTHER INFORMATION

  None.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K


(a) Exhibit 1. Financial Statements for the period ending March 31, 2002


Exhibit No.       Description
-----------       -----------

99.1              Certification  of  Principal   Executive  Officer   (Principal
                  Financial   Officer)   Pursuant   to   Section   302   of  the
                  Sarbanes-Oxley Act of 2002--filed herewith

99.2              Certification  of  Principal   Executive  Officer   (Principal
                  Financial   Officer)   Pursuant   to   Section   906   of  the
                  Sarbanes-Oxley Act of 2002--filed herewith;



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                            telcoBlue, Inc.

    Dated: June 12, 2003                    /s/ Ronald McIntyre
                                            -----------------------------
                                                Ronald McIntyre, CEO